Exhibit 99.1
MARKETAXESS REPORTS FOURTH QUARTER DILUTED EPS OF $0.06 ON REVENUE OF $22.4 MILLION
Full Year 2007 Diluted EPS of $0.30, on Record Revenue of $93.6 Million

Fourth Quarter 2007 Financial Highlights*
•	Diluted earnings per share of $0.06, vs. $0.06.

•	Net income of $1.9 million, down 14.7%.

•	Revenues of $22.4 million, up 1.3%.

•	Pre-tax margin of 13.9%.

*	All comparisons versus fourth quarter 2006.
Full Year 2007 Financial Highlights**
•	Diluted earnings per share of $0.30, vs. $0.15.

•	Net income of $10.3 million, up 90.4%.

•	Revenues a record $93.6 million, up 12.4%.

•	Pre-tax margin of 18.4%.

**	All comparisons versus full year 2006.

NEW YORK, February 6, 2008 — MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate bonds, emerging markets bonds and other types of fixed-income securities, today announced results for the fourth quarter and full year ended December 31, 2007.
Total revenues for the fourth quarter of 2007 increased 1.3% to $22.4 million, compared to $22.1 million for the fourth quarter of 2006. Pre-tax income for the fourth quarter of 2007 was $3.1 million, compared to $3.6 million for the fourth quarter of 2006, a decrease of 13.6%. Net income for the fourth quarter of 2007 totaled $1.9 million, or $0.06 per share on a diluted basis, compared to $2.2 million, or $0.06 per share on a diluted basis, for the fourth quarter of 2006.
For the fourth quarter of 2007, pre-tax margin was 13.9%, compared to 16.3% for the fourth quarter of 2006.
Richard M. McVey, chairman and chief executive officer of MarketAxess, commented, “While we were not immune to the unstable market environment during the fourth quarter of 2007, our business model performed well, driven by a solid base of fixed commission revenues, higher variable fees per million in our U.S. high grade business and strong recurring revenue generation from our information and data business. Free cash flow generation from our businesses continues to be strong and was in excess of two times net income for the full year 2007. Institutional investor demand for the MarketAxess system is robust, as the number of client trade inquiries submitted in our core U.S. high-grade product in the fourth quarter of 2007 was consistent with the number of inquiries submitted in the pre-market dislocation levels in the first and second quarters of 2007.”
Mr. McVey continued “We remain confident that the long-term trend toward higher market share for electronic trading in credit markets is intact, and we believe that we are well positioned for a return to more normal trading conditions.”
For the full year ended December 31, 2007, total revenue increased 12.4% to a record $93.6 million, from $83.3 million for the full year ended December 31, 2006. Pre-tax income for 2007 was a record

$17.3 million, compared to $8.6 million for 2006, an increase of 100.5%. Net income for 2007 was $10.3 million, or $0.30 per diluted share, compared to $5.4 million, or $0.15 per diluted share, for 2006.
For the full-year 2007, pre-tax margin was 18.4%, compared to 10.3% for 2006.
2007 Business Highlights
•	Our estimated share of FINRA (Financial Industry Regulatory Authority) high-grade TRACE trading volume increased to 9.4% for 2007, compared to 8.5% for 2006, including a new record estimated quarterly share of 11.1% for the second quarter of 2007.

•	We were awarded “Best Multi-Dealer Credit Default Swaps Trading Platform” and “Best Multi-Dealer Corporate Bond Trading Platform” in both the United States and Europe by Credit Magazine based on a poll of fixed-income investors. This is the third consecutive year that MarketAxess has been recognized as the Best Multi-Dealer Corporate Bond Trading Platform.

•	We significantly expanded our recurring revenue base with the successful introduction of our new European high-grade fee plan.

•	We leveraged our success in client-to-dealer Emerging Markets (EM) trading across new trading protocols and markets. We launched DealerAxess® inter-dealer trading in EM Credit Default Swaps (CDS) and launched client-to-dealer local market trading, initially in bonds denominated in the local currencies of Mexico, Brazil and Argentina, in December 2007.

•	We diversified our revenues and expanded our technology services capabilities through our acquisition of substantially all the assets of Trade West Systems, LLC (TWS), a financial software innovator that provides gateway adapters to connect order management systems (OMS) and trading systems to fixed-income trading venues.

•	We significantly increased client connectivity, with approximately 150 client OMS connections established by the end of 2007. Trades executed directly from OMS connections in 2007 more than doubled, to 22% of all trades executed over the platform.
Fourth Quarter Results
Total revenue for the fourth quarter of 2007 increased 1.3% to $22.4 million, compared to $22.1 million for the fourth quarter of 2006. Commission revenue totaled $19.1 million on total trading volume of $68.4 billion for the fourth quarter of 2007, compared to $19.1 million in commission revenue on total trading volume of $92.0 billion for the fourth quarter of 2006. U.S. high-grade corporate bond commissions decreased 8.5% to $12.3 million on trading volume of $40.9 billion for the fourth quarter of 2007, compared to $13.5 million in commissions on trading volume of $56.5 billion for the fourth quarter of 2006. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume decreased to an estimated 9.0% for the fourth quarter of 2007, compared to an estimated 9.5% for the fourth quarter of 2006. Total U.S. high-grade trading volume includes single-dealer inquiries of $2.5 billion and $4.4 billion for the fourth quarter of 2007 and the fourth quarter of 2006, respectively. European high-grade corporate bond commissions increased 29.5% to $4.7 million on trading volume of $10.6 billion for the fourth quarter of 2007, compared to $3.7 million in commissions on trading volume of $22.1 billion for the fourth quarter of 2006. Other commissions, which include emerging markets, high yield, credit default swaps and agencies, increased 3.8% to $2.0 million on trading volume of $16.9 billion for the fourth quarter of 2007, compared to $1.9 million in commissions on $13.4 billion in trading volume for the fourth quarter of 2006. Other revenue, which consists of information and user access fees, license fees, interest income and other revenue, increased 9.9% to $3.3 million for the fourth quarter of 2007, compared to $3.0 million for the fourth quarter of 2006.

There were a total of 62 and 64 trading days in the U.S. and U.K., respectively, in the fourth quarter of 2007, compared to 62 and 63 trading days in the U.S. and U.K., respectively, in the fourth quarter of 2006.
Total expenses for the fourth quarter of 2007 increased 4.2% to $19.3 million, compared to $18.5 million for the fourth quarter of 2006. Employee compensation and benefits expense decreased 4.9% to $10.3 million, compared to $10.8 million for the fourth quarter of 2006. Professional and consulting expenses increased 85.6% to $2.1 million, compared to $1.2 million for the fourth quarter of 2006. General and administrative expenses increased 20.7% to $1.9 million, compared to $1.6 million for the fourth quarter of 2006.
Pre-tax income for the fourth quarter of 2007 was $3.1 million, compared to $3.6 million for the fourth quarter of 2006. Pre-tax margin was 13.9% for the fourth quarter of 2007, compared to 16.3% for the fourth quarter of 2006.
The effective tax rate for the fourth quarter of 2007 was 38.5%, compared to 37.6% for the fourth quarter of 2006.
Net income for the fourth quarter of 2007 was $1.9 million, or $0.06 per diluted share, compared to $2.2 million, or $0.06 per diluted share, for the fourth quarter of 2006.
Employee headcount as of December 31, 2007 was 182, compared to 176 as of December 31, 2006.
Full Year 2007 Results
For the year ended December 31, 2007, total revenue increased 12.4% to a record $93.6 million, compared to $83.3 million for 2006. Commission revenue increased 12.3% to a record $80.2 million on record total trading volume of $359.9 billion for 2007, compared to $71.4 million in commission revenue on total trading volume of $339.6 billion for 2006. U.S. high-grade corporate bond commissions increased 10.0% to a record $52.5 million on record trading volume of $209.2 billion for 2007, compared to $47.8 million in commissions on trading volume of $195.4 billion for 2006. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 9.4% for 2007, up from an estimated 8.5% for 2006. Total U.S. high-grade trading volume includes single-dealer inquiries of $15.1 billion and $19.0 billion for 2007 and 2006, respectively. European high-grade corporate bond commissions increased 22.5% to $18.8 million on trading volume of $77.4 billion for 2007, compared to $15.4 million in commissions on trading volume of $87.6 billion for 2006. Other commissions, which include emerging markets, high yield, credit default swaps and agencies, increased 6.4% to $8.8 million on trading volume of $73.3 billion for 2007, compared to $8.3 million in commissions on $56.6 billion in trading volume for 2006. Other revenue, which consists of information and user access fees, license fees, interest income and other revenue, increased 13.0% to $13.4 million for 2007, compared to $11.9 million for 2006.
There were a total of 250 and 253 trading days in the U.S. and U.K., respectively, in 2007, compared to 249 and 251 trading days in the U.S. and U.K., respectively, in 2006.
Total expenses for 2007 increased 2.2% to $76.4 million, compared to $74.7 million for 2006. Employee compensation and benefits expense increased 2.3% to $43.1 million for 2007, compared to $42.1 million for 2006. General and administrative expenses increased 10.5% to $5.9 million for 2007, compared to $5.3 million for 2006. Depreciation and amortization expense increased 6.6% to $7.2 million for 2007, compared to $6.7 million for 2006. Professional and consulting expenses declined 5.4% to $7.6 million for 2007, compared to $8.1 million for 2006.
Pre-tax income for 2007 increased 100.5% to $17.3 million, compared to $8.6 million for 2006. Pre-tax margin was 18.4% in 2007, compared to 10.3% for 2006.
The effective tax rate for 2007 was 40.2%, compared to 37.0% for 2006.

Net income for 2007 was $10.3 million, or $0.30 per diluted share, compared to $5.4 million, or $0.15 per diluted share, for 2006.
Balance Sheet Data
As of December 31, 2007, total assets were $198.4 million and included $124.3 million in cash, cash equivalents and securities, and a deferred tax asset of $37.2 million. Total assets as of December 31, 2006 were $204.3 million and included $131.0 million in cash, cash equivalents and securities and a deferred tax asset of $38.9 million. Total stockholders’ equity as of December 31, 2007 was $174.4 million and book value per common share was $5.12, based on 34.1 million diluted shares outstanding.
Share Repurchases
For the full-year 2007, the Company repurchased 2.5 million shares of its common stock at an average price of $14.10 for a total of $34.6 million. During the fourth quarter of 2007, the Company repurchased 0.5 million shares of its common stock at an average price of $13.57 per share, for a total of $7.2 million. The $40 million share repurchase program, approved in November 2006, was completed in January 2008.
Guidance for 2008
The Company expects total expenses for 2008 to increase between 3% and 7% over full-year 2007 expenses of $76.3 million.
The Company expects its full-year 2008 capital spending, which includes hardware and software, to be in the range of $5.0 million to $7.0 million.
Webcast and Conference Call Information
Richard M. McVey, MarketAxess’ chairman and chief executive officer, T. Kelley Millet, president, and James N.B. Rucker, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook this morning at 8:30 a.m. Eastern time. To access the conference call, please dial 800-299-6183 (U.S.) or 617-801-9713 (international). The passcode for all callers is 19424457. The Company will also host a live audio webcast of the conference call on the Investor Relations section of the Company’s website at www.marketaxess.com. An archive of the call will be available by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) for one week after the announcement. The passcode for replay callers is 50359679. The web cast will also be archived at www.marketaxess.com for 90 days following the announcement.
About MarketAxess
MarketAxess operates one of the leading platforms for the electronic trading of corporate bonds and certain other types of fixed-income securities, serving as an electronic platform through which our more than 670 active institutional investor clients can access the liquidity provided by our 30 broker-dealer clients. MarketAxess’ multi-dealer trading platform allows our institutional investor clients to simultaneously request competitive, executable bids or offers from multiple broker-dealers, and to execute trades with the broker-dealer of their choice. MarketAxess offers our clients the ability to trade U.S. high-grade corporate bonds, European high-grade corporate bonds, credit default swaps, agencies, high-yield and emerging markets bonds. MarketAxess also provides data and analytical tools that help our clients make trading decisions, and we provide connectivity solutions that facilitate the trading process by electronically communicating order information between trading counterparties and we provide our clients with ancillary technology services. Our DealerAxess® trading service allows dealers to trade fixed-income securities with each other on our platform.

Cautionary Note Regarding Forward-Looking Statements
This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. Actual results in future periods may differ materially from the those currently expected or desired because of a number of risks and uncertainties, including: our dependence on our broker-dealer clients; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; our limited operating history; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; our ability to develop new products and offerings and the market’s acceptance of those products; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our future capital needs and our ability to obtain capital when needed; our exposure to risks resulting from non-performance by counterparties to transactions executed between our broker-dealer clients in which we act as an intermediary in matching back-to-back trades; and other factors. The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.
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Media and Investor Relations Contacts:
Stephen Davidson
MarketAxess Holdings Inc.
+1-212-813-6021
Sharron Silvers
Gavin Anderson & Co.
+1-212-515-1931

MarketAxess Holdings Inc.
Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2007	2006	2007	2006
	($ in thousands, except per share data)
	(unaudited)	(unaudited)	(unaudited)	(audited)
Revenues
Commissions
U.S. high-grade	$12,345	$13,498	$52,541	$47,752
European high-grade	4,729	3,651	18,828	15,368
Other	2,013	1,939	8,845	8,310

Total commissions	19,087	19,088	80,214	71,430
Information and user access fees	1,520	1,369	5,877	5,477
License fees	30	124	688	866
Investment income	1,430	1,283	5,242	4,595
Other	309	216	1,622	948

Total revenues	22,376	22,080	93,643	83,316

Expenses
Employee compensation and benefits	10,280	10,814	43,051	42,078
Depreciation and amortization	1,694	1,703	7,170	6,728
Technology and communications	1,868	1,905	7,463	7,704
Professional and consulting fees	2,134	1,150	7,639	8,072
Occupancy	852	763	3,275	3,033
Marketing and advertising	541	576	1,905	1,769
General and administrative	1,907	1,580	5,889	5,328

Total expenses	19,276	18,491	76,392	74,712

Income before taxes	3,100	3,589	17,251	8,604
Provision for income taxes	1,192	1,351	6,931	3,183

Net income	$1,908	$2,238	$10,320	$5,421

Per Share Data:
Earnings per share:
Basic	$0.06	$0.07	$0.32	$0.18
Diluted	$0.06	$0.06	$0.30	$0.15

Weighted-average common shares:
Basic	32,601	31,430	32,293	30,563
Diluted	34,074	35,225	34,453	35,077

MarketAxess Holdings Inc.
Consolidated Condensed Balance Sheet Data

	December 31, 2007	December 31, 2006
	($ in thousands)
	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$72,711	$82,000
Securities available for sale	51,579	49,015
Deferred tax assets, net	37,207	38,901
All other assets	36,869	34,362

Total assets	$198,366	$204,278

Liabilities and Stockholders’ Equity

Total liabilities	$23,969	$18,993
Total stockholders’ equity	174,397	185,285

Total liabilities and stockholders’ equity	$198,366	$204,278

MarketAxess Holdings Inc.
Volume Statistics

	Total Trading Volume		Total Trading Volume
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2007	2006	2007	2006
	($ in millions)		($ in millions)
	(unaudited)	(unaudited)	(unaudited)	(audited)
U.S. high-grade — multi dealer [1]	$38,425	$52,077	$194,156	$176,424
U.S. high-grade — single dealer	2,492	4,384	15,064	19,010
European high-grade	10,562	22,125	77,419	87,614
Other[1]	16,920	13,372	73,305	56,585

Total	$68,399	$91,958	$359,944	$339,633

	Average Daily Volume		Average Daily Volume
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2007	2006	2007	2006
	($ in millions)		($ in millions)
	(unaudited)	(unaudited)	(unaudited)	(audited)
U.S. high-grade [1]	$660	$911	$837	$785
European high-grade	165	351	306	349
Other[1]	273	216	293	227

Total	$1,098	$1,478	$1,436	$1,361

Number of U.S. Trading Days [2]	62	62	250	249
Number of U.K. Trading Days [3]	64	63	253	251

[1]	Beginning with June 2006 monthly trading volumes, volumes from the Company’s DealerAxess® interdealer trading service are included in the Company’s reported U.S. high-grade or “Other” trading volumes, as appropriate. Consistent with current market practice, all DealerAxess® trading activity is conducted anonymously, and MarketAxess Corporation acts as riskless principal in all DealerAxess® transactions; accordingly, and consistent with FINRA TRACE reporting standards, both sides of each DealerAxess® trade are included in the Company’s reported trading volumes.

[2]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.

[3]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.